Exhibit (a)(5)(SS)

FOR RELEASE AT 2:30 A.M., NEW YORK CITY TIME, SATURDAY, JUNE 17, 2006

Bayer AG Announces Additional Purchases Outside Schering Offer

Leverkusen—Bayer Aktiengesellschaft (“Bayer AG”) announced today that Dritte BV GmbH (the “Bidder”) had purchased additional bearer shares with no par value (the “Shares”) of Schering Aktiengesellschaft (“Schering”) outside of the offer (the “Offer”) made by the Bidder to acquire all outstanding Shares, including Shares represented by American Depositary Shares (“ADSs”), which Offer previously expired on June 14, 2006. Between June 15, 2006, 15:00 hours Frankfurt time / 9:00 a.m. New York City time and June 16, 2006, 15:00 hours Frankfurt time / 9:00 a.m. New York City time, the Bidder acquired outside the Offer an additional 100,500 Shares (0.05% of the nominal capital and voting rights of Schering) at a price of EUR 89.00 per Share in cash. As of 15:00 hours Frankfurt time / 9:00 a.m. New York City time on June 16, 2006, the Bidder held 78,105,706 Shares (40.26 % of the nominal capital and voting rights of Schering). In addition, on June 14, 2006, Merck KGaA has agreed to tender, or if the conditions to the Offer are not satisfied, to sell 41,529,770 Shares (21.41% of the nominal capital and voting rights of Schering) to the Bidder at EUR 89.00 per Share. As a result, the Bidder will have acquired more than 50% of the Shares, even if the Offer is not successful.

The Bidder, Bayer AG or persons acting on their behalf may acquire additional shares prior to the announcement of the results of the Offer (which is currently expected to occur on June 22, 2006) in open market or privately negotiated transactions (whether at, above or below EUR 89.00 per Share). German law requires that, if any such purchases are at prices in excess of EUR 89.00 per Share, the offer price (the “Offer Price”) per Share, including any Shares represented by ADSs, tendered in the Offer be increased to the highest price paid in any such purchase prior to the announcement of the final results of the Offer if the Offer is successful. No assurance can be made that any such additional purchases will be made or, if such purchases are made, as to the prices thereof.

In the event of any such purchases, Bayer AG will disclose the number of Shares acquired, the highest price paid per Share and, if such purchases were at prices in excess of EUR 89.00 per Share, the increased offer price in the United States at approximately the same time such disclosure is made in Germany in accordance with German law. Among other things, information regarding such purchases will be published in the Börsen-Zeitung each morning in accordance with German law and posted on Bayer AG’s website at http://www.bayer.com.  Such information will also be disclosed by press release in the United States prior to the opening of the New York Stock Exchange on any given day disclosure is made under German law and an amendment to Schedule TO will be filed with the Securities and Exchange Commission. No assurance can be made that any such additional purchases will be made or, if such purchases are made, as to the prices thereof.

A translation of the notification published by Bayer AG in the Börsen-Zeitung on June 17, 2006 is attached hereto as Annex I.

Additional information and the official offer document are available on the Internet at www.bayer.com.

Leverkusen, June 17, 2006

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ANNEX I

Dritte BV GmbH

Kaiser-Wilhelm-Allee 1, D-51373 Leverkusen,

Federal Republic of Germany

Announcement according to Section 23 (2) of the German Securities Acquisition and Takeover Act (WpÜG) regarding the voluntary public takeover offer to the shareholders of

Schering Aktiengesellschaft

- ISIN DE0007172009 / WKN 717200 -

- ISIN US8065852043 / CUSIP 806585204 -

On April 13, 2006, Dritte BV GmbH has published the offer document for the voluntary public takeover offer of Dritte BV GmbH to the shareholders of Schering Aktiengesellschaft, Müllerstraße 178, 13353 Berlin, Federal Republic of Germany, for the acquisition of all bearer shares with no par value, including all bearer shares with no par value represented by American Depositary Shares (ADSs). The acceptance period ended on June 14, 2006, 24:00 hours local time Frankfurt am Main, Federal Republic of Germany, resp. June 14, 2006, 6:00 p.m. local time New York, U.S.A.

Since June 15, 2006, 3:00 p.m. local time Frankfurt am Main, Federal Republic of Germany, resp. June 15, 2006, 9:00 a.m. local time New York, U.S.A., until June 16, 2006, 3:00 p.m. local time Frankfurt am Main, Federal Republic of Germany, resp. June 16, 2006, 9:00 a.m. local time New York, U.S.A. (“effective date”), Dritte BV GmbH directly acquired outside of the offer 100,500 shares in Schering Aktiengesellschaft (0.05% of the nominal capital and the voting rights) at a price of EUR 89.00 in cash.

The total number of shares in Schering Aktiengesellschaft acquired by Dritte BV GmbH since publication of the offer document until the effective date outside of the offer therefore amounts to:

Number of shares	Share of nominal capital and voting rights
78,105,706	40.26%

This table only includes shares acquired outside of the offer and not the number of shares for which the takeover offer has been accepted.

Leverkusen, June 17, 2006

Dritte BV GmbH

The Management

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Important Information:

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. The offer has been made by Dritte BV GmbH, a wholly-owned subsidiary of Bayer AG, for all bearer shares with no par value of Schering AG (including all bearer shares with no par value represented by American depository shares). The terms and conditions of the offer, including any possible extension of the acceptance period in case of a competing offer by a third party, have been published in the offer document after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht, BaFin) has been obtained on April 12, 2006. Dritte BV GmbH also has filed a tender offer statement with the U.S. Securities Exchange Commission (SEC) with respect to the takeover offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Dritte BV GmbH with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.bayer.com.

This is not an offer of Bayer AG’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer, its management and its financial statements.

Bayer AG has been granted exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or Dritte BV GmbH or certain of its other affiliates or financial institutions on its behalf) to make purchases of shares of Schering AG outside of the takeover offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Bayer AG, Dritte BV GmbH or its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of Schering AG outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

The distribution of this announcement and the offer and sale of the securities described in this announcement in certain jurisdictions may be restricted by law. Any persons reading this announcement should inform themselves of and observe any such restrictions. This announcement may not be taken, distributed or transmitted, directly or indirectly, in any form in or into Italy or Canada.

This communication is directed only at persons who (i) are outside Italy, the United Kingdom or Canada or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49 (2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

This announcement is not an offer of securities for sale in Germany and is not a listing prospectus according to the German Securities Prospectus Act (Wertpapierprospektgesetz) as amended, the Commission Regulation (EC) No 809/2004 of 29 April 2004 as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. Any investment decisions or advices for investment decisions should only be made or given based on a prospectus which also includes a section on risk factors.